SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made as of March 1, 2010 between MAMAMANCINI’S LLC, a New Jersey limited liability company having its principal offices at 627 Inwood Lane, South Orange, NJ 07079 (“MamaMancini’s”), and Joseph Epstein Foods, Inc. D/B/A Hors D’oeuvres Unlimited, a New Jersey corporation having a mailing address at 25 Branca Rd #B, East Rutherford, NJ 07073 (“HDU”).

Background

MamaMancini’s desires that HDU manufacture a line of beef meatballs with sauce, Italian sausage with sauce and other similar Italian meats with sauces for commercial distribution and sale (each a “Product” and collectively the “Products”), and sell the Products to MamaMancini’s on an exclusive basis, and HDU desires so to manufacture and sell the Products, upon the terms and conditions set forth below.

The parties hereby agree as follows:

1.     Appointment.

(a)      Grant. Upon the terms and conditions hereof, MamaMancini’s grants to HDU a license, revocable in accordance herewith, to use MamaMancini’s’s recipes, formulas methods and ingredients for the preparation and production of Products for manufacturing the Product and all future improvements, modifications, substitutions and replacements developed by MamaMancini’s therefor (collectively, the “Recipes”) which the parties acknowledge is a valuable trade secret, and HDU hereby accepts such grant. HDU hereby agrees to manufacture the Products for, and sell the Product to, MamaMancini’s and hereby grants unto MamaMancini’s, the exclusive right to purchase the Product.

(b)     Term. The term of this Agreement shall commence on the date hereof and shall continue until 11:59 P.M., February 28, 2015, and thereafter for successive additional periods of one (1) year each, unless and until terminated as of the expiration of the initial or any subsequent renewal term by either party upon written notice given to the other party at least nine (9) months prior to such termination date.

2.     Rights and Obligations of the Parties.

(a)      Manufacture of Products. HDU agrees to manufacture, package, and store the Products under the conditions and in accordance with the principles and practices according to the standards of the trade, and consistent with all applicable laws and regulations including without limitation, regulations of the United States Department of Agriculture (“USDA”). HDU shall ensure that the quality, materials and generally the characteristics of the Product (including, without limitation, taste, texture, color and overall appearance) are substantially similar to the Products previously supplied by HDU to, and approved by, MamaMancini’s. HDU shall maintain a quality assurance team which shall oversee production of the Product. Not less frequently than annually, HDU shall engage NSF-Cook & Thurber, or another independent third party expert acceptable to both HDU and MamaMancini’s, to conduct a process-based food safety and quality audit to determine whether HDU has appropriately designed systems that are being operated under continual control to assure product safety, quality, and consistency; and shall take any corrective actions required by such audit. HDU agrees to manufacture and package the Product itself, solely through its own employees, and shall not be permitted to delegate or sub license all or any part of such manufacture or packaging without the prior written consent of MamaMancini’s.

(b)     Product Expense. Except as otherwise provided below, any and all costs and expenses, direct and indirect, attributable to the manufacture, packaging, and storage of the Product shall be the sole responsibility and obligation of HDU which shall in no event be entitled to claim or receive reimbursement or indemnity from MamaMancini’s in connection therewith. If MamaMancini’s specifies any change in packaging or shipping materials which results in HDU incurring increased expense for packaging and shipping materials or in HDU being unable to utilize obsolete packaging or shipping materials in ordinary packaging or shipping, MamaMancini’s agrees to pay as additional product cost the additional cost for packaging and shipping materials and to purchase at cost such obsolete packaging and shipping materials. If MamaMancini’s requests any repackaging of the Product, other than due to defects in the original packaging, MamaMancini’s will reimburse HDU for any labor costs incurred in repackaging.

(c)      Orders for and Supply of Product. HDU agrees to manufacture and sell to MamaMancini’s such quantity of the Product as MamaMancini’s may at any time and from time to time order in writing from HDU during the term hereof, up to HDU’s capacity, and agrees to supply MamaMancini’s with the same.

(1)      Purchase Orders. MamaMancini’s agrees to place written Purchase Orders for each delivery of Product including deliveries orally requested by MamaMancini’s. HDU shall not be deemed to have received an order until actual receipt by it of the written Purchase Order. If a Purchase Order exceeds HDU’s capacity, HDU shall so notify MamaMancini’s within three (3) business days following receipt by HDU of such Purchase Order. Such notice shall include the date on which HDU is able to fill such Purchase Order. Within three (3) business days following receipt by MamaMancini’s of such notice, MamaMancini’s may revoke any portion of the Purchase Order that HDU is unable to deliver in accordance the terms thereof. Any portion of such Purchase Order which MamaMancini’s does not so revoke shall be deemed modified for delivery on the date specified by HDU in such notice.

(2)      Delivery. Subject to the foregoing paragraph, HDU shall deliver Product within twenty one (21) days after its receipt of a written Purchase Order for delivery from MamaMancini’s, or on such later date as may be specified in the Purchase Order. The Product shall be delivered by HDU for shipment to, and in accordance with the shipping instructions and at the expense of, MamaMancini’s, F.O.B. HDU’s premises. Notwithstanding the foregoing if any outstanding invoices from HDU to MamaMancini’s are past due, HDU may suspend shipment to MamaMancini’s until payments are brought current.

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(d)     Marketing of Product. MamaMancini’s shall market the Product, to such extent and in such manner as determined by MamaMancini’s in its sole discretion, and at its own cost and expense.

(e)      Insurance. HDU agrees to obtain and maintain in effect throughout the term of this Agreement products liability insurance with aggregate limits of One Million Dollars ($ 1,000,000) and a commercial umbrella policy with limits of Five Million Dollars ($5,000,000) in the aggregate. As long as HDU is able to do so, HDU shall include MamaMancini’s as an insured under such policies. Premiums for the products liability insurance shall be allocated between HDU and MamaMancini’s on a pro-rata basis, based on each of their respective gross sales (excluding inter-company sales); and premiums for the umbrella policy shall be shared equally between HDU and MamaMancini’s. If HDU is not able to include Mamamancini’s as an insured under its policies, HDU shall name MamaMancini’s as an additional insured to the extent its interest may appear. HDU shall cause MamaMancini’s to be given advance written notice of any cancellation of such insurance. If HDU is not able to include Mamamancini’s as an insured under its policies, MamaMancini’s agrees to obtain and maintain in effect throughout the term of this Agreement a general liability insurance policy with limits of One Million Dollars ($1,000,000) and a commercial umbrella insurance policy with limits of Five Million Dollars ($5,000,000); and to name HDU as an additional insured on said policies. MamaMancini’s shall cause HDU to be given advance written notice of any cancellation of such insurance.

(f)      Second Source of Product. MamaMancini’s shall then have the right to purchase Product from one or more other manufacturers, distributors or suppliers.

3.     Pricing and Payments.

(a)      Price. The price to be paid by MamaMancini’s to HDU with respect to the Product throughout the term of this Agreement (including any renewal or extension thereof) shall be $0.25 per pound, plus direct costs as agreed upon in advance and as set forth on Schedule A, attached hereto and made a part hereof. Schedule A may be modified, as agreed to by the parties. Such modifications, if any, shall be dated and signed by MamaMancini’s and HDU, and shall become effective on the date set forth therein which will be not less than thirty (30) days following the execution thereof. If the parties are unable to agree to a modification, either party may terminate this Agreement on 30 days written notice.

(b)      Net Purchase Price; Taxes, etc. Any present or future sales, use, excise, or similar tax applicable to the sale of the Products shall be paid by MamaMancini’s or, in lieu thereof, MamaMancini’s shall provide HDU with a tax exemption certificate acceptable to the applicable taxing authorities.

(c)      Payment Terms. HDU shall invoice MamaMancini’s for the purchase price respecting each shipment of the Product. Payment terms shall be net ten (10) days.

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4.     Trademark, Trade Names and Property Rights.

(a)      Use of Trademarks and Trade Names. MamaMancini’s shall market the Product in the Territory under the trademark “MAMAMANCINI’S” and/or such other trademark(s) and/or trade name(s) as MamaMancini’s shall from time to time deem desirable, whether or not registered or registrable, copyrighted or copyrightable, in whole or in part, in all or any portion of the Territory (collectively, the “MamaMancini’s Marks”).

(b)     Right to Marks.

(1)      MamaMancini’s Marks. All right, title and interest in and to the MamaMancini’s Marks shall be the sole and exclusive property of MamaMancini’s, and HDU acknowledges that it has no property or other rights in or to the MamaMancini’s Marks, including, without limitation, the right to use any of the MamaMancini’s Marks, either during or after the termination of this Agreement. HDU agrees that if at any time it shall acquire or otherwise obtain (by agreement, operation of law or otherwise) any right, title or interest in or to any of the MamaMancini’s Marks, it shall promptly notify MamaMancini’s of the facts and circumstances thereof and, in any event, shall assign the same to MamaMancini’s for and in consideration of the sum of one dollar ($1.00).

(c)      Unlawful Use of Marks. HDU agrees that it shall not, at any time during or after the term of this Agreement, directly or indirectly, take any action to contest the validity of the MamaMancini’s Marks or otherwise interfere with MamaMancini’s’s rights thereto or the goodwill represented thereby.

(d)      Infringement. HDU agrees to promptly notify MamaMancini’s of any information which comes to its attention from any source (i) respecting the infringement, imitation, illegal use or misuse of the MamaMancini’s Marks or the Product, or any attempt of the foregoing, and (ii) that the use of the MamaMancini’s Marks or the marketing of the Product in the Territory may infringe the trademarks, trade names, patents, designs or any other rights of third parties. MamaMancini’s agrees to indemnify, defend and hold harmless HDU and all of its shareholders, officers, directors, employees and agents (collectively, “Related Parties”) from and against all damages finally awarded against HDU and/or its Related Parties, and all reasonable expenses incurred by HDU and its Related Parties, as the result of any claim that the marketing of the Product or use of the MamaMancini’s Marks in the Territory infringes the trademarks, trade names, patents, designs or any other rights of third parties; provided, however, that (i) MamaMancini’s shall have the sole control of the defense of any such claim and all negotiations for its settlement and compromise (although HDU may participate therein through counsel of its own choice and at its sole cost and expense) and (ii) HDU and its Related Parties shall cooperate fully with MamaMancini’s in connection with such claim as herein provided.

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5.     Product Warranty; Exclusive Warranty.

(a)      Product Warranty. HDU warrants to MamaMancini’s that the Product sold to MamaMancini’s pursuant to this Agreement will be of good quality and ingredients, free of defects, merchantable and acceptable according to the standards of the trade, have a shelf life of twelve (12) months from the date of manufacture if properly handled and properly kept frozen, and will conform to the specifications agreed upon by the parties. This warranty shall survive any inspection, delivery, acceptance, payment or sale by MamaMancini’s, its employees or customers of the Product. In the event that any shipment (or part thereof) of the Product sold to MamaMancini’s hereunder proves to be not in compliance with the foregoing warranty, then the same may be rejected by MamaMancini’s at any time during the twenty (20) day period following its date of shipment, and delivered twenty (20) days after its date of rejection to HDU at the expense and risk of HDU, and HDU shall, at the option of MamaMancini’s, either (i) replace such shipment (or part thereof) and deliver the same, transportation charges prepaid, to MamaMancini’s or (ii) give MamaMancini’s credit for said returned shipment (or part thereof) of the Product, plus transportation charges paid thereon, if any, by MamaMancini’s.

(b)      Exclusive Warranty. THE WARRANTY SET FORTH IN THIS PARAGRAPH 5 IS THE ONLY WARRANTY GIVEN BY HDU CONCERNING THE PRODUCT AND IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.     Confidentiality; Non-Competition.

(a)      Confidentiality. HDU covenants and agrees that it shall not (and shall use its best efforts to the utmost to ensure that its officers, directors, employees and agents do not), at any time during the term of this Agreement or thereafter, in any manner, directly or indirectly, reveal, divulge or make known to any person (other than its employees and agents with a “need to know”) or use for its own account or for the benefit of any third party, the identity of MamaMancinr s’s customers or other customer information, the terms and conditions of this Agreement, trade secrets or recipes (including the Recipe), and any other “know-how” relating to the manufacture of the Product or any secret or confidential information used by MamaMancini’s or which relates to MamaMancini’s’s business or affairs or the Product, which has been made known to HDU or come to the attention of HDU, its officers, directors, employees and agents (collectively, “Confidential Information”). HDU and its officers, directors, employees and agents shall retain all such Confidential Information in trust for the sole benefit of MamaMancini’s.

(b)      Non-Competition. HDU covenants and agrees that it shall not (and shall use its best efforts to the utmost to ensure that its officers, directors, employees and agents do not), (i) at any time during the term of this Agreement or thereafter, in any manner, directly or indirectly, develop, manufacture, sell, distribute or otherwise market, any product using the Recipe or any other Confidential Information; (iii) at any time during the term of this Agreement or for a period of two (2) years thereafter, in any manner, directly or indirectly, develop, manufacture, sell, distribute or otherwise market, any product that competes directly with the Product in or from the Territory. For purposes hereof, the Territory shall include the United States and export therefrom, directly or indirectly, to any and all other geographic locations worldwide.

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(c)      Non-Solicitation. MamaMancini’s and HDU each covenants and agrees that it shall not (and shall use its best efforts to the utmost to ensure that its officers, directors, employees and agents do not), at any time during the term of this Agreement or for a period of two (2) years thereafter solicit for employment or employ any employee (employed during the term of this Agreement) of the other provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees, shall not be deemed to constitute a solicitation in violation of this Section; and (ii) no party shall be prohibited from employing any such person, who contacts them on his or her own initiative and without any solicitation.

(d)      Reasonableness. MamaMancini’s and HDU each agrees and acknowledges that the duration, scope and geographic areas applicable to the covenants described in this Section are fair, reasonable and necessary.

(e)      Injunctive Relief; Expenses. The covenants respecting confidentiality, non-competition and non-solicitation are essential elements hereof, the violation of which will cause irreparable injury to the non-breaching party, which may have no adequate remedy at law. Accordingly, upon the violation or threatened violation thereof by either party, its officers, directors, employees or agents, the non-breaching party shall have the right, in addition to any other rights or remedies it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain such violation or threatened violation or otherwise specifically enforce any of the provisions of this Agreement. MamaMancini’s and HDU each agrees to reimburse the other for all costs and expenses, including reasonable attorneys’ fees, incurred by it by reason of any breach or threatened breach of the covenants contained in this Section 6.

(f)       MamaMancini’s and HDU each shall require each of its officers, directors, employees and agents to execute an agreement to abide by the foregoing provisions.

7.     Termination Upon Bankruptcy.

Either party may, at its option, immediately cancel this Agreement by giving written notice of such cancellation to the other party if:

(a)      the other party shall (i) file a petition commencing a voluntary case under any chapter of Title 11 of the United States Code, (ii) make a general assignment for the benefit of its creditors, (iii) admit in writing its inability to pay its debts as they mature, (iv) file an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such party or of all or any portion of its property, (v) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

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(b)      with respect to the other party (i) an involuntary case commenced against the other party by the filing of a petition under chapter 7 or chapter 11 of Title 11 of the United States Code and, within sixty (60) days after the filing thereof, either the petition is not dismissed or an order for relief is entered therein, (ii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of the other party or of all or any portion of its property and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or (iii) an order, judgment or decree is entered, without the approval or consent of the other party, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of the other party under any law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

8.     Termination upon Default.

It shall be an “event of default” if, during the term of this Agreement, either party shall be in violation of any material provision of this Agreement. Whenever an event of default shall occur and be continuing, the non-defaulting party may, at its option, give written notice thereof to the defaulting party, whereupon the defaulting party shall have twenty (20) business days to correct any delinquency or violation. If such delinquency or violation has not been corrected by the expiration of said twenty (20) day period, the non-defaulting party may, upon further written notice to the defaulting party, terminate this Agreement or suspend its performance hereunder until such delinquency or violation has been cured. The non-defaulting party’s right to enforce its rights hereunder shall be in addition to, and not in substitution for, all other rights and remedies available to such party under this Agreement, by operation of law or otherwise.

9.     Consequences of Termination.

(a)     Delivery of Product. Upon termination of this Agreement for any reason, HDU shall immediately deliver to MamaMancini’s any and all packaging materials, specifications and other material, documents and papers whatsoever sent by MamaMancini’s to HDU relating to the business of MamaMancini’s or the manufacturing, marketing and distribution of the Product, and, except as set forth below, any and all property of MamaMancini’s in HDU’s possession or under its control. The right of MamaMancini’s to receive the aforementioned materials shall be absolute and unconditional, notwithstanding any claims which HDU may have or assert against MamaMancini’s, whether arising under this Agreement, by reason of its termination or otherwise; provided, however, that before delivery of such materials HDU may demand payment of the balance, if any, of the aggregate amount owed by MamaMancini’s to HDU on account of shipments of the Product previously delivered to and accepted by MamaMancini’s pursuant to this Agreement, less the aggregate amount of any claims by MamaMancini’s on account of shipments of the Product in breach of the warranty contained in Paragraph 5 hereof. HDU shall also deliver to MamaMancini’s any of the Product manufactured by HDU for MamaMancini’s pursuant to MamaMancini’s’s Purchase Order(s) before such termination, either on the dates specified by MamaMancini’s in its Purchase Order(s) or as provided herein or, if MamaMancini’s so directs, immediately upon such termination; provided, however, that if any order has not been fully completed prior to such termination, MamaMancini’s shall have the option of canceling the order with respect to that portion of the order not manufactured by HDU upon termination and shall not be required to accept any further amounts of the Product. In addition, upon termination of this Agreement for any reason, MamaMancini’s shall have the option to purchase any or all of the Product manufactured by HDU but not ordered by MamaMancini’s at the purchase price quoted with respect to the purchase order next preceding such termination. Upon termination, MamaMancini’s shall reimburse HDU its actual cost for any boxes, bags, and other packaging material utilized for the Product which are obsolete or specifically designed for the Product and returned to MamaMancini’s. All payments for any of the Product, boxes, bags and other packaging materials delivered after termination shall be C.O.D.

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(b)      Specific Performance. In view of the imminent and irreparable harm to MamaMancini’s which would result from even a short interruption in its supply of the Product, and the lack of an adequate remedy at law therefor, upon the violation or threatened violation of HDU’s obligations under Section 9, MamaMancini’s shall have the right, in addition to any other rights or remedies it may have, to obtain in any court of competent jurisdiction injunctive relief to compel HDU to deliver to MamaMancini’s all of HDU’s inventory of Products and packaging materials therefor, or otherwise specifically enforce such provisions.

10.   Notices.

All notices, requests, demands, consents and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered in person or when received after dispatch by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses first above set forth, or to such other address as either party shall hereafter specify by notice similarly given.

11.   Assignment.

In entering into this Agreement, MamaMancini’s has relied upon the expertise and capabilities of HDU. Accordingly, HDU may not directly or indirectly assign, sub license, delegate, encumber or in any other manner transfer or convey any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement, without the prior written consent of MamaMancini’s. Any attempted assignment, sub license, delegation, encumbrance or other transfer in violation of this Agreement shall be void and of no effect, and shall be considered the violation of a material provision hereof For purposes of this Section 10, a change of control of HDU shall be deemed an assignment, whether by stock transfer, merger or otherwise.

12.  Miscellaneous.

(a)     Modification and Waivers. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except by an instrument signed by an authorized officer of the party against whom the same is sought to be enforced. A waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

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(b)      Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(c)      Headings and Counterparts. Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(d)      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, with respect to the subject matter hereof.

(e)      Attorneys’ Fees. In the event of legal action to construe or enforce the provisions of this contract, the prevailing party shall be entitled to collect his reasonable attorneys’ fees, court costs, and related expenses from the losing party and the Court having jurisdiction of the dispute shall be authorized to determine the amount of such fees, costs and expenses and enter judgment there for. If either party defaults and said default is cured without the necessity of filing legal action, the party in default shall pay the other party’s reasonable attorneys’ fees and costs and expenses, if any, incurred as a result of said default.

(f)       Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (or their respective legal representatives, successors or permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)      Governing Law and Separability. This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of Such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAMAMANCINI’S LLC

By:	/s/ Carl Wolf
Name:	CARL WOLF
Title:	Managing Member

JOSEPH EPSTEIN FOODS, INC. D/B/A HORS D’OEUVRES UNLIMITED

By:	/s/ Matthew Brown
Name:	Matthew Brown
Title:	President

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